Exhibit 1U-8.1

Amendment to Standard NCPS Escrow Only Agreement for Securities Offerings (v.2022.9) AMENDMENT TO ESCROW AGREEMENT This Amendment to Escrow Agreement (this "Amendment"), dated as of the amendment date set forth on the signature page hereto (the "Amendment Date"), is by and among Issuer Party, Manager and NCPS. Capitalized terms used herein and not otherwise defined shall have the meanings as set forth in the Agreement (as defined below). Recitals A. Issuer Party, Manager and NCPS are party to that certain Escrow Agreement (the "Agreement"), dated as of the agreement date as set forth below (the "Agreement Date"). B. The parties desire to modify and amend the Agreement, as set forth in this Amendment. In consideration of the mutual representations, warranties and covenants contained in this Amendment, the Parties, intending to incorporate the foregoing Recitals into this Amendment and to be legally bound, agree as follows: Amendment 1. Amendment to Expiration Date. The Parties agree to extend the Expiration Date to December 12, 2023. 2. Issuer Party Representations, Warranties and Covenants. Issuer Party represents, warrants and covenants: (a) Issuer Party has obtained and will maintain all consents, approvals, orders and authorizations of, and registrations, qualifications, designations, declarations, notices to and filings with, any federal, state or local governmental authority and any other individual and entity required to be so obtained; and (b) has updated and distributed to Subscribers the Offering Document in compliance with the Offering, the Offering Document, the subscription documents and Law, in connection with this Amendment or the transactions contemplated hereby. 3. Miscellaneous. (a) The Parties hereby ratify and affirm each of the terms and provisions of the Agreement, as amended by this Amendment, which shall remain in full force and effect. (b) This Amendment constitutes the entire amendment to the Agreement and shall not constitute a modification, acceptance or waiver of any other provision of the Agreement or any rights or claims thereunder. (c) In the event of a conflict between any provisions of the Agreement and any provisions of this Amendment, such provision of this Amendment shall control. (d) The Agreement, as amended by this Amendment, comprises the full and complete agreement of the Parties with respect to the transactions contemplated by the Agreement and supersedes and cancels all prior communications, understandings and agreements between the parties, whether written or oral, expressed or implied. (e) This Amendment shall be governed by and construed under the laws of the State of Delaware, without giving effect to its choice of law, conflict of laws or "borrowing", statutes, rules, principles and precedent. The dispute resolution provisions of the Agreement are incorporated herein by reference. (f) This Amendment may be executed in multiple counterparts, each of which will be deemed an original, and all of which will constitute the same document. A signed copy of this Amendment by facsimile, email or other means of electronic transmission or signature is deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

Amendment to Standard NCPS Escrow Only Agreement for Securities Offerings (v.2022.9) In witness whereof, the Parties have duly executed this Amendment effective as of the Amendment Date. Amendment Date: 6/6/2023 Agreement Date: 5/17/2022 ISSUER: NCPS: Entity Name: Series Argyle 01, a Series of LUXUS Argyle LLC North Capital Private Securities Corporation By: By: (Signature) (Signature) Name: Dana Auslander Name: Linsey Harkness Title: CEO Title: Managing Director Date: Date: MANAGER: Entity Name: Dalmore Group, LLC Jurisdiction: New York By: (Signature) Name: Etan Butler Title: Chairman Date: 6/7/20236/6/20236/6/2023